PROSPECTUS SUPPLEMENT NO. 2                     Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated August 10, 2001)       Registration Statement No. 333-66478

                                 GlobeSpan, Inc.


           $130,000,000 5-1/4% Convertible Subordinated Notes due 2006
                                       and
     4,874,391 Shares of Common Stock Issuable upon Conversion of the Notes



         This prospectus supplement relates to the resale by holders of our 5-1/4% Convertible Subordinated Notes due 2006 and shares of common stock issuable upon conversion of the notes. This prospectus supplement may only be delivered or used in connection with our prospectus dated August 10, 2001. Our common stock is traded on the Nasdaq National Market under the symbol "GSPN."


         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                   PROSPECTUS SUPPLEMENT DATED AUGUST 24, 2001

         The information appearing in the following table supplements or supersedes in part the information in the table under the caption "Selling Holders", beginning on page 47 in our prospectus and was provided by or on behalf of the selling holders.

                                Principal     Common
                                Amount of      Stock
                                  Notes       Beneficially                     Common Stock
                               Beneficially    Owned                       Beneficially Owned After
                                Owned and      Before        Common Stock         Offering
Name                             Offered      Offering        Offered(1)     Amount      Percent
----                             -------      --------       -----------     ------      -------
Allete, Inc.                 $500,000         18,747            18,747         0            *

BNP Paribas Equity           $6,981,000      261,754           261,754         0            *
Strategies, SNC

Castle Convertible Fund,     $1,500,000       56,242            56,242         0            *
Inc.

CFFX, LLC                    $1,500,000       56,242            56,242         0            *

Jefferies & Co.              $1,000,000       37,495            37,495         0            *

Susquehanna Capital          $2,000,000       74,990            74,990         0            *
Group

UBS O'Connor LLC f/b/o       $500,000         18,747            18,747         0            *
UBS Global Convertible
Portfolio

UBS O'Connor LLC f/b/o       $1,000,000       37,495            37,495         0            *
UBS Global Equity
Arbitrage Master Ltd.



* Indicates less than 1%.

(1) Assumes conversion of all the holder's notes at a conversion price of $26.67 per share of common stock and resale of all shares of common stock offered hereby. The conversion price is subject to certain adjustments. Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease from time to time.